UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 3, 2005
RES-CARE, INC.
(Exact Name of Registrant as specified in Charter)

Kentucky (State or other jurisdiction of incorporation)	0-20372 (Commission File Number)	61-0875371 (IRS Employer Identification)

10140 Linn Station Road, Louisville, Kentucky (Address of principal executive offices)	40223 (Zip code)
(502) 394-2100
(Registrant’s telephone number, including are code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d=2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On October 3, 2005, Res-Care, Inc. (“ResCare” or the “Company”) issued $150 million of 7¾% Senior Notes due October 15, 2013 (the “Senior Notes”) under Rule 144A of the Securities Act of 1933 in a private placement. ResCare’s press release announcing the issuance of the Senior Notes is attached as Exhibit 99.1.
The Senior Notes are unsecured obligations ranking equal to existing and future senior debt and will be effectively subordinated to existing and future secured debt. In connection with the issuance of the Senior Notes, ResCare and its subsidiaries that are guarantors of the Senior Notes entered into an indenture with Wells Fargo Bank, National Association, as trustee. A summary of the terms of the Senior Notes is attached as Exhibit 99.2 to this report.
ResCare used a portion of the proceeds from the offering of the Senior Notes to repurchase $119,645,000 (approximately 79.8%) aggregate principal amount of its 10⅝% Senior Notes due November 15, 2008 (the “10⅝% Notes”), which had been validly tendered and accepted for purchase in its previously announced cash tender offer and consent solicitation that expired at 5:00 p.m., New York City time, on September 30, 2005. The 10⅝% Notes were purchased for $1,060.85 per $1,000 principal amount. Upon ResCare’s acceptance for purchase of the tendered 10⅝% Notes, the Fourth Supplemental Indenture to the indenture for the 10⅝% Notes became effective. The Fourth Supplemental Indenture amends the indenture for the 10⅝% Notes to eliminate in their entirety the restrictive covenants and events of default listed in Exhibit 99.3
ResCare intends to use the balance of the proceeds from the offering of the Senior Notes and existing cash to repurchase or redeem any 10⅝% Notes not purchased in the tender on or after November 15, 2005.
Also on October 3, 2005, ResCare amended and restated its existing senior secured credit facility from a bank syndicate led by J.P. Morgan Securities Inc., as lead arranger and bookrunner, and JPMorgan Chase Bank, N.A., as administrative agent. As amended and restated, the facility consists of a $175 million revolving credit facility, which could be increased to $225 million at the Company’s option, subject to customary conditions. The credit facility expires on October 3, 2010, and is secured by a lien on the assets of the Company and its subsidiaries. The credit facility will be used primarily for working capital purposes and for letters of credit required under its insurance programs. In connection with these refinancing transactions, ResCare repaid in full its outstanding term loan, which totaled $28 million as of June 30, 2005.

Item 9.01. Financial Statements and Exhibits
(c) Exhibits

99.1	Press release issued October 3, 2005.

99.2	Summary of Terms of 7 3/4% Senior Notes Due 2013.

99.3	Summary of Fourth Supplemental Indenture among Res-Care, Inc., as Issuer, the Guarantors Party thereto, and Wells Fargo Bank, National Association, as Trustee.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RES-CARE, INC.
Date: October 7, 2005	By /s/ David W. Miles
David W. Miles
Interim Chief Financial Officer